                              EXHIBIT 23(D)(2)(ZZ)

                  SUB-ADVISORY AGREEMENT - IDEX MARSICO GROWTH

                         INTERIM SUB-ADVISORY AGREEMENT
                                    BETWEEN
                   AEGON/TRANSAMERICA FUND ADVISERS, INC. AND
                    BANC OF AMERICA CAPITAL MANAGEMENT, LLC

         This Agreement is entered into as of November 1, 2002 between AEGON/TRANSAMERICA FUND ADVISERS, INC., a Florida corporation (referred to herein as "ATFA"), and Banc of America Capital Management, LLC , a limited liability company organized and existing under the laws of the State of North Carolina (referred to herein as "BACAP").

         WHEREAS, ATFA entered into an Investment Advisory Agreement (referred to herein as the "Advisory Agreement"), dated as of November 1, 2002 with IDEX Mutual Funds, a Massachusetts business trust (herein referred to as "IDEX") on behalf of IDEX Marsico Growth (the "Fund"), under which ATFA has agreed, among other things, to act as investment adviser to the Fund.

         WHEREAS, the Advisory Agreement provides that ATFA may engage BACAP to furnish investment information and advice to assist ATFA in carrying out its responsibilities under the Advisory Agreement as investment adviser to the Fund.

         WHEREAS, it is the purpose of this Agreement to express the mutual agreements of the parties hereto with respect to the services to be provided by BACAP to ATFA and the terms and conditions under which such services will be rendered.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

         1. SERVICES OF BACAP. BACAP shall act as investment counsel to ATFA with respect to the Fund. In this capacity, BACAP shall have the following responsibilities:

                  (a) provide a continuous investment program for the Fund including advice as to the acquisition, holding or disposition of any or all of the securities or other assets which the Fund may own or contemplate acquiring from time to time;

                  (b) to cause its representatives to attend meetings of ATFA or IDEX (by telephone or otherwise) when reasonably necessary and to furnish oral or written reports, as ATFA may reasonably require, in order to keep ATFA and its officers and the Trustees of IDEX and appropriate officers of IDEX fully informed as to the condition of the investment portfolio of the Fund, the investment recommendations of BACAP, and the investment considerations which have given rise to those recommendations;

                  (c) to furnish such statistical and analytical information and reports as may reasonably be required by ATFA from time to time; and

                  (d) to supervise the purchase and sale of securities as sub-adviser as described below;

                  (e) Investment Sub-Advisory Services. BACAP shall act as the investment sub-adviser and shall supervise and direct the investments of the Fund in accordance with the Fund's investment objective, policies, and restrictions as provided in the Prospectus and Statement of Additional Information, as currently in effect and as amended or supplemented from time to time (hereinafter referred to as the "Prospectus"), and such other limitations as directed by the appropriate officers of ATFA or IDEX by notice in writing to BACAP; provided that BACAP shall be entitled to rely on and comply with the Prospectus most recently furnished to BACAP by ATFA. BACAP shall obtain and evaluate such information relating to the economy, industries, businesses, securities markets, and securities as it may deem necessary or useful in the discharge of its obligations hereunder and shall formulate and implement a continuing program for the management of the assets and resources of the Fund in a manner consistent with the Fund's investment objective, policies, and restrictions. In furtherance of this duty, BACAP, on behalf of the Fund, is authorized, in its discretion and without prior consultation with IDEX or ATFA, to:

                           (1) Buy, sell, exchange, convert, lend, and otherwise trade in any stocks, bonds and other securities or assets; and

                           (2) Place orders and negotiate the commissions (if any) for the execution of transactions in securities or other assets with or through such brokers, dealers, underwriters or issuers as BACAP may select.

                  (f) BACAP will enter into an agreement with its affiliated company, Marsico Capital Management, LLC ("MCM"), under which MCM as a subcontractor to BACAP will provide some or all of the services to be provided by BACAP under this Agreement. It is understood and agreed that BACAP shall have full authority to delegate to MCM any and all of its duties, responsibilities, power and authority under this Agreement. ATFA agrees to accept such services from MCM and to cooperate reasonably with BACAP and MCM to facilitate the subcontracting arrangement.

         2. OBLIGATIONS OF ATFA. ATFA shall have the following obligations under this Agreement:

                  (a) to keep BACAP continuously and fully informed as to the composition of the Fund's investment portfolio and the nature of the Fund's assets and liabilities from time to time;

                  (b) to furnish BACAP with copies of each of the following documents and all future amendments and supplements to such documents, if any, as soon as practicable after such documents become available;

                           (1) The Agreement and Declaration of Trust of IDEX, as filed with the State of Massachusetts, as in effect on the date hereof and as amended from time to time ("Articles");

                           (2) The By-Laws of IDEX as in effect on the date hereof and as amended from time to time ("By-Laws");

                           (3) Certified resolutions of the Board of IDEX authorizing the appointment of ATFA and BACAP and approving the form of the Advisory Agreement and this Agreement;

                           (4) IDEX Registration Statement under the 1940 Act and the Securities Act of 1933, as amended, on Form N-1A, as filed with the Securities and Exchange Commission ("SEC") relating to the Fund and its shares and all amendments thereto ("Registration Statement");

                           (5) The IDEX Prospectus on behalf of the Fund (as defined above); and

                           (6) A certified copy of any publicly available financial statement or report prepared for IDEX on behalf of the Fund by certified or independent public accountants, and copies of any financial statements or reports made by the Fund to its shareholders or to any government body or securities exchange.

                  (c) to furnish BACAP with any further materials or information which BACAP may reasonably request to enable it to perform its functions under this Agreement;

                  (d) to compensate BACAP for its services under this Agreement as set forth in Schedule A. The fee shall accrue daily and be paid monthly in arrears within 15 days after the end of each month. In the event that this Agreement shall be effective for only part of a period, then an appropriate pro-ration of the fee that would have been payable hereunder shall be made, based on the number of calendar days in such period and the number of calendar days during the period in which this Agreement was in effect.

         3.       BROKERAGE.

                  (a) BACAP agrees that, in placing orders with broker-dealers for the purchase or sale of portfolio securities, it shall attempt to obtain quality execution at favorable security prices (best price and execution); provided that, on behalf of the Fund, BACAP may, in its discretion, agree to pay a broker-dealer that furnishes brokerage or research services as such services are defined under Section 28(e) of the Securities Exchange Act of 1934, as amended ("1934 Act"), a higher commission than that which might have been charged by another broker-dealer for effecting the same transactions, if BACAP determines in good faith that such commission is reasonable in relation to the brokerage and research services provided by the broker-dealer, viewed in terms of either that particular transaction or the overall responsibilities of BACAP with respect to the accounts as to which it exercises investment discretion (as such term is defined under Section 3(a)(35) of the 1934 Act). In no instance will portfolio securities be purchased from or sold to BACAP, or any affiliated person thereof, except in accordance with the federal securities laws and the rule and regulations thereunder.

                  (b) On occasions when BACAP deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients of BACAP, BACAP, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by BACAP in the manner BACAP considers to be fair and equitable and consistent with its fiduciary obligations to the Fund and to its other clients.

                  (c) Without limiting BACAP's discretion in seeking best execution by placing orders and negotiating commissions with broker-dealers it selects, BACAP agrees that orders with broker-dealers for the purchase or sale of portfolio securities by the Fund shall be placed in accordance with reasonable standards set forth in the Advisory Agreement if ATFA timely brings them to BACAP's attention, subject to compliance with applicable laws and procedures adopted by the Trustees of IDEX. ATFA may direct BACAP to effect a portion of all transactions in portfolio securities for the Fund through broker-dealers in a manner that will generate resources to help pay certain expenses that the Fund is required to pay or for which the Fund is required to arrange payment or for any other lawful purposes. BACAP will treat such a direction as a decision by ATFA to retain, to the extent of the direction, the discretion that BACAP otherwise would exercise to select broker-dealers and negotiate commissions for the Fund. There may be occasions when BACAP is unable to obtain best execution because, for example, BACAP cannot evaluate the services provided by the selected broker, the selected broker may not be as efficient in executing transactions as another broker, or the trade cannot be aggregated with other trades sent to other brokers.

                  (d) BACAP is authorized to place orders on behalf of the Fund through BACAP or any affiliate thereof if BACAP or its affiliate is registered as a broker or dealer with the SEC or as a FCM with the Commodities Futures Trading Commission ("CFTC"), to any of its affiliates that are brokers or dealers or FCBs or such other entities which provide similar services in foreign countries, or to such brokers or dealers that also provide research or statistical research and material, or other services to the Funds or BACAP. Such allocation shall be in such amounts and proportions as BACAP shall determine consistent with the above standards, and, upon, request, BACAP will report on said allocation to ATFA and Board of Trustees of IDEX, indicating the brokers, dealers or FCBs to which such allocations have been made and the basis therefor.

                  (e) In particular, BACAP may use Banc of America Securities, LLC ("BAS"), or any other broker or dealer affiliated with BACAP ("affiliated broker"), to execute trades for the Fund, provided that BACAP seeks best execution in using the affiliated broker. An affiliated broker will not act as principal for its own account, but may execute transactions as agent for the Fund on an exchange floor, and receive and retain all commissions, fees, and benefits without complying further with Section 11(a) of the Securities Exchange Act. An affiliated broker also may execute agency cross trades, in which it simultaneously acts as broker for the Fund and for another customer on the other side of the trade. Agency cross trades may enable BACAP to purchase or sell a block of securities for the Fund at a set price, and to avoid unfavorable price movements caused by trading a large order on the market. BACAP will comply with all legal requirements concerning the use of an affiliated broker, including Rules 10f-3 and 17e-1 under the Investment Company Act and Rule 206(3)-2 under the Investment Advisers Act. ATFA is aware that BACAP's affiliation with an affiliated broker could give BACAP an indirect interest in commissions received by the affiliated broker, and that agency cross trades could create potentially conflicting divisions of loyalties and responsibilities because the affiliated broker acts for both sides of the trade. ATFA may at any time revoke its consent to the execution of agency cross trades for the Fund by giving written notice to BACAP or the affiliated broker.

         4. PURCHASES BY AFFILIATES. Although BACAP will not purchase securities issued by the Fund, BACAP's officers, directors, and employees may purchase from the Fund shares issued by the Fund at the current price available to the public, or at such price with reductions in sales charge as may be permitted in the current IDEX prospectus in accordance with Section 22(d) of the Investment Company Act of 1940, as amended (the "1940 Act").

         5. SERVICES TO OTHER CLIENTS. Nothing contained in this Agreement shall limit or restrict (i) the freedom of BACAP, or any affiliated person thereof, to render investment management and corporate administrative services to other investment companies, to act as investment manager or investment counselor to other persons, firms, or corporations, or to engage in any other business activities, or (ii) the right of any director, officer, or employee of BACAP, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

         6. SUB-ADVISER'S USE OF THE SERVICES OF OTHERS. BACAP may, as noted above in section 1(f), (at its cost) employ, retain, or otherwise avail itself of the services or facilities of subcontractors such as MCM, or other persons or organizations for the purpose of obtaining such statistical and other factual information, such advice regarding economic factors and trends, such advice as to transactions in specific securities, or such other information, advice, or assistance as BACAP may deem necessary, appropriate, or convenient for discharge of its obligations hereunder or otherwise helpful to the Fund, as appropriate, or in the discharge of BACAP overall responsibilities with respect to the other accounts that it serves as investment manager or counselor.

         7. LIMITATION OF LIABILITY OF THE SUB-ADVISER. Neither BACAP, MCM nor any of their respective officers, directors, or employees, or any other person performing executive, administrative, trading, or other functions for BACAP or MCM, the Fund (at the direction or request of BACAP) or ATFA in connection with BACAP's discharge of its obligations undertaken or reasonably assumed with respect to this Agreement, shall be liable for any error of judgment or mistake of law or for any loss suffered by ATFA or the Fund, or for any error of facts or mistake of law contained in any report or date provided by BACAP or MCM, except for any error, mistake or loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties on behalf of the Fund or from reckless disregard by BACAP, MCM or any such person of the duties of BACAP pursuant to this Agreement.

         No statement in this Agreement or any other document constitutes a representation by BACAP regarding the rate of growth or return of the Fund. Neither BACAP nor any of its officers, directors, or employees make any representations or warranties, express or implied, that any level of performance or investment results will be achieved by the Fund or that the Fund will perform comparably with any standard or index, including other BACAP client accounts.

         8.       REPRESENTATIONS.

         The parties hereto represent, warrant, and agree as follows:

                  (a) ATFA and BACAP each: (i) is registered as an investment adviser under the Advisers Act and any applicable state laws and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, any applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will immediately notify the other party of the occurrence of any event that would disqualify such other party from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

                  (b) BACAP has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and, if it has not already done so, will provide the Investment Adviser and the Fund with a copy of such code of ethics, together with evidence of its adoption.

                  (c) BACAP has provided ATFA and IDEX with a copy of its Form ADV as most recently filed with the SEC and will annually furnish a copy of
Part 2 of Form ADV to ATFA.

                  (d) Any subcontractor such as MCM will also meet the requirements of this section 8.

         9.       TERM OF AGREEMENT.

         This Agreement shall become effective upon the date first above written above ("Commencement Date"), and will continue until the sooner of: (i) the effective date of the new sub-advisory agreement if approved by the Board of Trustees of IDEX on behalf of the Fund, including a majority of the Trustees who are not "interested persons" of IDEX (as defined in the 1940 Act); or (ii) one hundred and fifty (150) days from the Commencement Date. Once the Fund receives approval from the Board of Trustees, including a majority of the Trustees who are not "interested persons" of IDEX, the Fund will be deemed to have terminated this Agreement and will thereafter be governed by the new sub-advisory agreement.

         10.      TERMINATION OF AGREEMENT.

         Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of any penalty, by vote of the Board or by a vote of a majority of the outstanding voting securities of the Fund, or per the terms of the exemptive order-Release No. 23379-under Section 6(c) of the Act from
Section 15(a) and Rule 18f-2 under the Act, on at least 60 days' prior written notice to BACAP. This Agreement may also be terminated by ATFA: (i) on at least 60 days' prior written notice to BACAP, without the payment of any penalty; or
(ii) if BACAP becomes unable to discharge its duties and obligations under this Agreement. BACAP may terminate this Agreement at any time, or preclude its renewal without the payment of any penalty, on at least 60 days' prior notice to ATFA. This Agreement shall terminate automatically in the event of its assignment or upon termination of the Advisory Agreement. Upon any termination, fees shall be payable to BACAP through the effective date on a pro-rated basis in accordance with section 2(d).

         11.      AMENDMENT OF AGREEMENT.

         No provision of this Agreement may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge, or termination is sought, and no material amendment of this Agreement shall be effective until approved by vote or a majority of the Fund outstanding voting securities and a vote of a majority of those Trustees of IDEX who are no parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such amendment, unless otherwise permitted in accordance with the 1940 Act.

         12.      MISCELLANEOUS.

                  (a). Governing Law. This Agreement shall be construed in accordance with the laws of the State of New York without giving effect to the conflicts of laws principles thereof, and the 1940 Act. To the extent that the applicable laws of the State of New York conflict with the applicable provisions of the 1940 Act, the latter shall control.

                  (b). Captions. The captions contained in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

                  (c). Entire Agreement. This Agreement represents the entire agreement and understanding of the parties hereto and shall supersede any prior agreements between the parties relating to the subject matter hereof, and all such prior agreements shall be deemed terminated upon the effectiveness of this Agreement.

                  (d). Interpretation. Nothing herein contained shall be deemed to require IDEX to take any action contrary to its Articles or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of its responsibility for and control of the conduct of the affairs of IDEX.

                  (e). Definitions. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretation thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations, or orders of the SEC validly issued pursuant to the 1940 Act. As used in this Agreement, the terms "majority of the outstanding voting securities," "affiliated person," "interested person," "assignment," "broker," "investment adviser," "net assets," "sale," "sell," and "security" shall have the same meaning as such terms have in the 1940 Act, subject to such exemption as may be granted by the SEC by any rule, regulation, or order. Where the effect of a requirement of the federal securities laws reflected in any provision of this Agreement is made less restrictive by a rule, regulation, or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation, or order, unless ATFA and BACAP agree to the contrary.

                  (f). BACAP/Marsico Name: IDEX Mutual Funds may use any name including or derived from the name "BACAP" or "Marsico" in connection with a fund only for so long as this Agreement, or any extension, renewal or amendment hereof remains in effect, including any similar agreement with any organization which shall succeed to BACAP's or Marsico's business as investment adviser or distributor. Upon termination of this Agreement, ATFA and IDEX Mutual Funds (to the extent that it lawfully can) will cause the fund to cease to use such a name or any other name indicating that it is advised by or otherwise connected with BACAP or Marsico or any organization which shall have so succeeded to BACAP's or Marsico's business.

         13.      COMPLIANCE WITH LAWS.

         (a) In all matters relating to the performance of this Agreement, BACAP will act in conformity with the IDEX Declaration of Trust, Bylaws, and current prospectus and with the instructions and direction of ATFA and the Fund's Trustees.

         (b) BACAP shall conform with (1) the 1940 Act and all rules and regulations thereunder, and releases and interpretations thereto (including any no-action letters and exemptive orders which have been granted by the SEC to IDEX, ATFA and/or BACAP and (2) with all other applicable federal and state laws and regulations pertaining to management of investment companies.

         (c) ATFA shall perform quarterly and annual tax compliance tests to ensure that the Fund is in compliance with Subchapter M of the Internal Revenue Code ("IRC"). In connection with such compliance tests, ATFA shall prepare and provide reports to BACAP within 10 business days of a calendar quarter end relating to the diversification of the Fund under Subchapter M. BACAP shall review such reports for purposes of determining compliance with such diversification requirements. If it is determined that the Fund is not in compliance with the requirements noted above, BACAP, in consultation with ATFA, will take prompt action to bring the Fund back into compliance within the time permitted under the IRC.

         14. REFERENCE TO SUB-ADVISER. Neither ATFA nor IDEX will publish or distribute any information, including but not limited to registration statements, advertising or promotional material, regarding the provision of investment advisory services by BACAP pursuant to this Agreement, or use in advertising, publicity or otherwise the name of BACAP or any of its affiliates, or any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof of BACAP or its affiliates, without the prior written consent of BACAP. Notwithstanding the foregoing, ATFA may distribute information regarding the provision of investment advisory services by BACAP to the Fund's Board of Trustees ("Board Materials") without the prior written consent of BACAP.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


ATTEST:                              BANC OF AMERICA CAPITAL MANAGEMENT, LLC

By: /s/ Robert B. Carroll                            By: /s/ Edward D. Bedard
    ---------------------                                --------------------
Name: Robert B. Carroll                              Name: Edward D. Bedard
Title: Assistant Secretary                           Title: Managing Director


ATTEST:                              AEGON/TRANSAMERICA FUND ADVISERS, INC.

By:   /s/ Gayle A. Morden                By:      /s/ John K. Carter
      -------------------                         ------------------
Name: Gayle A. Morden                    Name:    John K. Carter
Title: Assistant Vice President           Title:   Vice President, General Counsel, Compliance
       and Assistant Secretary                     Officer and Secretary

                                   SCHEDULE A

    --------------------------------------------------------------------------------------------------------------------------

                  FUND                               ANNUAL PERCENTAGE OF MONTHLY AVERAGE DAILY NET ASSETS
    --------------------------------------------------------------------------------------------------------------------------

           IDEX MARSICO GROWTH               0.40% of the first $250 million of the Fund's average daily net assets; 0.375% of the next $250 million; 0.35% of the next $500 million in assets; and 0.30% of assets in excess of $1 billion
    --------------------------------------------------------------------------------------------------------------------------

                                LETTER AGREEMENT

THIS LETTER AGREEMENT is made as of November 1, 2002 between AEGON/Transamerica Fund Advisers, Inc., a Florida corporation ("ATFA"), and Banc of America Capital Management, LLC, a limited liability company organized and existing under the laws of the State of North Carolina ("BACAP" or the "SUB-ADVISER"). In consideration of the mutual covenants contained herein, the parties agree as follows:

1. COMPENSATION. Effective November 1, 2002, for the services provided by the Sub-Adviser to IDEX Marsico Growth (the "Fund"), ATFA will pay the Sub-Adviser a fee, payable monthly, based on the average daily net assets of the Fund at the following annual rate:

--------------------------------------------------------------------------------
               FUND                        ANNUAL PERCENTAGE OF MONTHLY
                                             AVERAGE DAILY NET ASSETS
--------------------------------------------------------------------------------
         IDEX                           Marsico Growth 0.40% of the first $250
                                        million of the Fund's average daily net
                                        assets; 0.375% of the next $250
                                        million; 0.35% of the next $500 million
                                        in assets; and 0.30% of assets in
                                        excess of $1 billion, less BACAP's pro
                                        rata share of expenses in excess of the
                                        Fund's expense limitation based on
                                        BACAP's proportionate share of the
                                        Fund's total advisory fees
--------------------------------------------------------------------------------

         With respect to BACAP's obligation to reimburse the Fund for BACAP's pro rata share of the expenses in excess of the Fund's expense limitation, the total amount to be reimbursed or waived by BACAP shall not be greater than the amount of sub-advisory fees BACAP would have received under the fee schedule as set forth in Schedule A of the Agreement. Furthermore, to the extent ATFA recaptures or is reimbursed any portion of its advisory fee in future periods, then ATFA shall pay BACAP a portion of such recaptured or reimbursed fee in the proportion that the sub-advisory fee otherwise due BACAP bears to the management fee otherwise due ATFA.

         IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed as of November 1, 2002.

ATTEST:                                                      AEGON/TRANSAMERICA FUND ADVISERS, INC.


By:  /s/ Gayle A. Morden                                     By: /s/ John K. Carter
    -----------------------                                      -------------------------------
     Gayle A. Morden                                             John K. Carter
     Assistant Vice President and Assistant Secretary            Vice President, General Counsel,
                                                                 Compliance Officer and Secretary

ATTEST:                                                      BANC OF AMERICA CAPITAL MANAGEMENT, LLC

By: /s/ Robert B Carroll                                     By: /s/ Edward D. Bedard
    --------------------                                         --------------------
Name: Robert B. Carroll                                          Name: Edward D. Bedard
Title: Assistant Secretary                                       Title: Managing Director